Exhibit 99.1

1-800-DNA-TEST www.orchidcellmark.com

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Mary Bashore	Rick Anderson
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	randerson@torrenzano.com

ORCHID CELLMARK REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

Princeton, NJ, October 30, 2008 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the third quarter of 2008.

Total revenues were $14.9 million for the third quarter of 2008 compared to $15.6 million for the third quarter of 2007. The decrease in total revenues for the third quarter of 2008 compared to a year ago was largely due to lower revenues in the U.K.

Total U.S.-based revenues rose by 4% over the comparable quarter in 2007, principally due to increases in the U.S. paternity testing business. This was partially offset by lower revenues from forensic casework business as well as a decline in the company’s business that generates DNA profiles for the federal CODIS (Combined DNA Index System) and state DNA databases. The decrease in U.K.-based revenues in the quarter compared to a year ago was due to lower volumes of animal DNA testing for scrapie susceptibility and slightly reduced forensics revenues due to adverse exchange rates.

Excluding cost of service revenue, operating expenses for the quarter declined to $5.8 million compared to $6.0 million for the third quarter of 2007 as a result of reduced general and administrative expenses.

Operating loss for the third quarter of 2008 was $1.4 million compared to a $466 thousand loss for the third quarter of 2007. The operating loss increase was principally due to decreases in gross margins in both the U.S. and the U.K. Gross margin for the U.S. business decreased for the third quarter of 2008 compared to the third quarter of 2007 largely as a result of a decline in the average selling prices in the CODIS and forensic casework businesses. Gross margin for the U.K. business in the quarter was adversely impacted by lower margin forensics revenues replacing the DNA testing volumes related to the loss of former LGC business and the buildup of casework management capabilities in the U.K. to service the business the company won under the North West/South West and Wales regional forensics services tender.

Orchid Cellmark reported a net loss of $1.5 million, or $(0.05) per share, for the third quarter of 2008 compared to a net loss of $707 thousand, or $(0.02) per share, for the third quarter of 2007. Net loss for the third quarter of 2008 and 2007 includes charges of $1.1 million and $1.2 million, respectively, for depreciation and amortization.

At September 30, 2008, cash and cash equivalents were $15.9 million.

Thomas Bologna, president and chief executive officer of Orchid Cellmark commented, “Our results for the third quarter reflect a challenging industry environment where pricing pressures, declining U.K. scrapie orders and adverse foreign exchange rates all contributed to the revenue decline, despite increases in forensics casework volume.”

Mr. Bologna added, “We did achieve important gains in core business segments, including U.S. paternity, U.S. forensic casework in the Dallas facility and U.K. police force tender revenues. U.K. forensics crime revenue grew by 6% in the third quarter over the second quarter of this year, and would have made up completely for the loss of the LGC-related business had it not been for adverse foreign exchange rates. This is a considerable achievement given that the LGC business represented approximately 40% of U.K. revenues just a year ago.”

Mr. Bologna concluded: “The challenges encountered in the third quarter will continue in the fourth quarter of 2008 and put downward pressure on our previously discussed operating targets. Specifically, the impact of the adverse foreign exchange rate, the timing of sample receipts in the U.S., and the continuing buildup of casework management capabilities in the U.K. will influence revenue and gross margin in the fourth quarter. However, we believe the fundamentals of our core business are sound; we have achieved efficiencies in our operations; and we have a strong balance sheet with $15.9 million in cash at the end of the quarter. The DNA identity testing market offers growth opportunities with market dynamics favorable in the U.S. and a changing market in the U.K. that affords us good prospects for gaining market share.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, October 30, 2008 at 10:00 a.m. EDT. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 70588526. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site at www.orchidcellmark.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark (NASDAQ: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; the belief that the fundamentals of our core business are sound; and the belief that the DNA testing market offers growth opportunities with market dynamics favorable in the U.S. and a changing market in the UK that affords us good prospects for gaining market share. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the risk that we are not able to replace the work that we previously provided to several police forces in the U.K. under an arrangement with LGC, the risk that the amount of revenue resulting from the North West/South

West and Wales regional tender in the U.K. is not significant, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and nine months ended September 30, 2008 and 2007

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Service revenues	$14,845	$15,511	$44,404	$45,100
Other revenues	27	47	219	222

Total revenues	14,872	15,558	44,623	45,322

Operating expenses:
Cost of service revenues	10,500	10,054	31,159	29,779
Research and development	228	264	654	832
Marketing and sales	1,536	1,503	4,659	4,500
General and administrative	3,588	3,831	12,639	11,747
Restructuring	—	(75)	—	(75)
Amortization of intangible assets	475	447	1,429	1,337

Total operating expenses	16,327	16,024	50,540	48,120

Operating loss	(1,455)	(466)	(5,917)	(2,798)

Other income, net	128	301	846	817

Loss before income tax expense	(1,327)	(165)	(5,071)	(1,981)

Income tax expense (benefit)	132	542	(117)	1,154

Net loss	$(1,459)	$(707)	$(4,954)	$(3,135)

Basic and diluted net loss per share	$(0.05)	$(0.02)	$(0.17)	$(0.11)

Shares used in computing basic and diluted net loss per share:	29,935	29,327	29,935	29,323

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2008 and December 31, 2007

(In thousands)

(Unaudited)

	September 30,	December 31,
	2008	2007
Assets:
Current assets
Cash and cash equivalents	$15,857	$20,918
Accounts receivable, net	11,319	9,516
Inventory	1,497	1,443
Prepaids and other current assets	2,041	2,151

Total current assets	30,714	34,028

Fixed assets, net	6,399	7,440
Goodwill	9,558	9,519
Other intangibles, net	8,185	9,694
Restricted cash	—	958
Other assets	487	490

Total assets	$55,343	$62,129

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$2,668	$2,027
Accrued expenses and other current liabilities	4,297	4,611
Income taxes payable	—	543
Short-term debt and current portion of long-term debt	385	428
Deferred revenue	852	964

Total current liabilities	8,202	8,573

Other liabilities	284	1,123

Total liabilities	8,486	9,696

Total stockholders’ equity	46,857	52,433

Total liabilities and stockholders’ equity	$55,343	$62,129